Exhibit 5.3

Suite 900 Purdy’s Wharf Tower One 1959 Upper Water Street Halifax, NS Canada B3J 3N2	Correspondence: P.O. Box 997 Halifax, NS Canada B3J 2X2	Telephone: 902.420.3200 Fax: 902.420.1417 halifax@smss.com www.smss.com	Charles S. Reagh Direct Dial: 902.420.3335 Direct Fax: 902.496.6173 csr@smss.com

File Reference: NS2807-1248

December 27, 2005

Hexion Nova Scotia Finance, ULC

180 East Broad Street

Columbus, OH 43215

Dear Sirs:

We render this opinion in connection with the Registration Statement on Form S-4 (File No. 333-122826), as amended (the “Registration Statement”), of Hexion U.S. Finance Corp., a Delaware corporation (“Hexion”), and Hexion Nova Scotia Finance, ULC, a Nova Scotia unlimited company, (“Hexion ULC”, and together, the “Issuers”), in connection with the Issuers’ offer to exchange up to (i) $150,000,000 aggregate principal amount of the Issuers’ Second-Priority Senior Secured Floating Rate Notes due 2010, which have been registered under the Securities Act of 1933 (the “Exchange Floating Rate Notes”), for a like principal amount of the Issuers’ outstanding Second-Priority Senior Secured Floating Rate Notes due 2010 (the “Old Floating Rate Notes”) and (ii) $325,000,000 aggregate principal amount of the Issuers’ 9% Second-Priority Senior Secured Notes due 2014, which have been registered under the Securities Act of 1933 (the “Exchange Fixed Rate Notes” and, together with the Exchange Floating Rate Notes, the “Exchange Notes”), for a like principal amount of the Issuers’ outstanding 9% Second-Priority Senior Secured Notes due 2014 (the “Old Fixed Rate Notes” and, together with the Old Floating Rate Notes, the “Old Notes”), with the Exchange Notes to be guaranteed (the “Guarantees”) by certain other subsidiaries of Hexion (collectively, the “Guarantors”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate and unlimited liability company records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

To enable us to render the opinion set forth below, we have examined and relied upon executed originals, counterparts or copies of such documents, records and certificates (as we considered necessary or appropriate for enabling us to express the opinions set forth below including, without limitation:

(a)	the indenture (the “Indenture”) made by Hexion together with Borden Nova Scotia Finance, ULC, a predecessor by amalgamation of Hexion ULC (“Old Borden”) and the Guarantors in favour of Wilmington Trust Company, as Trustee (in such capacity, the “Trustee”) dated August 12, 2004 providing for the issuance of and the form of the Old Notes and the Exchange Notes;

(b)	a certificate of status (the “Certificate of Status”) pertaining to Hexion ULC issued on behalf of the Registrar of Joint Stock Companies for the Province, dated December 23, 2005;

(c)	the memorandum of association, articles of association, records of corporate proceedings, written resolutions and registers of Hexion ULC contained in the minute book of Hexion ULC;

(d)	the Preliminary Offering Circular of Hexion and Old Borden dated July 23, 2004 and the Offering Circular of Hexion and Old Borden dated August 4, 2004 (the “Offering Circular”);

(e)	a resolution of the board of directors of Hexion ULC and of Old Borden authorizing, among other things, the execution, delivery and performance of the Indenture and issuance of the Exchange Notes; and

(f)	a certificate of an officer of Hexion ULC dated the date hereof (the “Officer’s Certificate”).

As a basis for our opinions expressed below, we have assumed the completeness, truth, currency and accuracy of all facts in official public records, indices, registers and filing systems and certificates and other documents supplied by public officials, including, without limitation, the Certificate of Status and that all facts addressed and statements made in certificates supplied to us by an officer of Hexion ULC, including the Officer’s Certificate, are complete, true and accurate as of, and at all material times prior to, the date of this letter. In all such examinations, we have assumed the authenticity and completeness of all documents submitted to us as originals and the conformity to originals and completeness of all documents submitted to us as photostatic, conformed, notarized or certified copies.

Our opinions herein reflect only the application of applicable laws of the Province of Nova Scotia including the federal laws of Canada applicable therein (“Applicable Laws”). The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of the same. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinions, we have not considered, and hereby disclaim any opinion as to, the application or affect of any laws, decisions, rules or regulations of any other jurisdiction, court or administrative agency.

On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that:

1.	Hexion ULC has been duly amalgamated and is validly existing in good standing as to the payment of annual fees and filing of annual returns under the laws of the Province of Nova Scotia, with corporate power to own its properties and assets and to carry on the business of its predecessor by amalgamation as described in the Offering Circular.

2.	The execution, delivery and performance of the Indenture has been duly authorized by all necessary corporate action of Hexion ULC and Old Borden, and the Indenture has been duly executed and delivered by Old Borden.

3.	The Exchange Notes have been duly authorized by all necessary corporate action of Hexion ULC and Old Borden.

4.	Upon the amalgamation of Old Borden to form Hexion ULC, the enforceable obligations of Old Borden under the Indenture became obligations of Hexion ULC.

5.	The execution and delivery of, and performance of obligations under the Indenture, and the issuance and sale of the Exchange Notes by Hexion ULC do not and will not (a) violate the provisions of the memorandum of association or articles of association of Hexion ULC or (b) violate any Applicable Laws.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933 or the rules and regulations promulgated thereunder.

Respectfully submitted,

/S/    STEWART MCKELVEY STIRLING SCALES

Stewart McKelvey Stirling Scales